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                                                                    Exhibit 5.01

                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]




                               November 20, 1996


Horace Mann Educators Corporation
1 Horace Mann Plaza
Springfield, Illinois 62715-00001

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") of Horace Mann Educators Corporation, a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the issuance of up to 300,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of the Company and certain Common Stock Equivalents (the "Common Stock Equivalents") pursuant to the Company's Deferred Equity Compensation Plan for Directors (the "Plan"). Pursuant to the Plan, non-employee directors of the Company can elect to receive on a deferred basis all or a portion of the fees payable in cash to them as directors of the Company in the form of Common Stock. The Common Stock Equivalents represent the right to receive the Shares of Common Stock issuable as deferred compensation under the Plan.

     For the purposes of the opinion set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance of the Common Stock Equivalents and the Shares, including, among other things, such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the bases for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of
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GIBSON, DUNN & CRUTCHER LLP

Horace Mann Educators Corporation
November 20, 1996
Page 2



all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

    Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, it is our opinion that when (i) the Registration Statement has become effective under the Securities Act, (ii) the Common Stock Equivalents and the Shares have been issued as contemplated in the Registration Statement and in accordance with the provisions of the Plan and
(iii) the Common Stock Equivalents and the Shares have been duly delivered, the Common Stock Equivalents and the Shares will be legally issued, fully paid and non-assessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America, the State of New York and the General Corporation Law of the State of Delaware. In rendering this opinion, we assume no obligation to revise or supplement this opinion should present laws, or the interpretations thereof, be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.


                                Very truly yours,




                                /s/  GIBSON, DUNN & CRUTCHER LLP